Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2024 Results
•First Quarter 2024 Financial Results
◦Revenue of $1,205 million
◦Reported Net income of $32 million, Adjusted Net income of $167 million
◦Adjusted EBITDA of $294 million, or 24.4% of Revenue
◦Reported EPS of $0.06, Adjusted EPS of $0.34
◦Net leverage ratio of 6.1x Adjusted EBITDA
◦Year over year growth rates are meaningfully impacted by a shift in customer purchasing related to the ERP Blackout in 2023, with an estimated $90 to $110 million of revenue shift from the second quarter of 2023 into the first quarter of 2023
•Updating full year 2024 financial guidance to reflect first quarter outperformance offset by expected unfavorable impact of foreign exchange rates:
◦Revenue of $4,460 to $4,515 million, constant currency growth improves to 2% to 3%
◦Reported Net Loss of $(3) to $(45) million; Reported EPS of $(0.01) to $(0.09)
◦Adjusted EBITDA of $960 to $1,000 million; Adjusted EPS of $0.88 to $0.96

GREENFIELD, Ind (May 8, 2024) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the first quarter of 2024, provided guidance for the second quarter of 2024, and updated guidance for the full year 2024.

"Elanco’s strong business momentum continued in the first quarter, reinforced by the diversity of our portfolio and balanced geographic presence. We delivered estimated revenue growth of 3% to 5% in the first quarter, excluding the impact of the ERP blackout from last year, and exceeded the top end of our guidance range for revenue, adjusted EBITDA and adjusted EPS in the quarter. These results follow the 5% revenue growth we delivered in the last two quarters of 2023. We are increasing our new product sales expectations, led by Experior® and Adtab®, and our innovation is enhancing the durability of our base portfolio with customers, allowing us to raise our full year constant currency revenue growth range to 2% to 3%," said Jeff Simmons, Elanco President and CEO. “Additionally, we improved operating cash flow by nearly $150 million year over year in the first quarter as a result of our disciplined focus on improving net working capital and the benefit of completing our ERP system integration.”

Simmons continued, “We are encouraged by the strong progress of our late-stage pipeline, which has advanced significantly over the last several months. Based on our dialogue with the FDA and the status of packages submitted, we have increased certainty in the expected approval timing for Bovaer®, Zenrelia™ and Credelio Quattro™. We continue to expect to bring differentiated products to the market, with revenue contribution expected from all three new products in the second half of 2024.”

Innovation Highlights

•Innovation revenue was $100 million in the first quarter and the company is updating its expectations for the full year to $375 to $410 million from this group of products.
•Bovaer, a first-in-class methane reducing feed ingredient for cattle, is in the final stage of review with the U.S. Food and Drug Administration (FDA), with completion expected before the end of May.
•For Zenrelia, a JAK Inhibitor targeting control of pruritus and atopic dermatitis in dogs, the company believes the FDA has all data necessary to complete its review. All technical sections, including the label, are expected to be approved before the end of June. Full approval is expected in the third quarter after an expected 60-day administrative review period. Additionally, Zenrelia has been submitted in nine additional markets, including the EU, UK, Australia, Canada and Japan, with international approvals expected to begin in late 2024.
•For Credelio Quattro, a broad spectrum oral parasiticide covering fleas, ticks and internal parasites, the company believes the FDA has all data necessary to complete its review. All technical sections, including the label, are expected to be approved before the end of June. Full approval is expected in the third quarter after an expected 60-day administrative review period.
•For Experior, a medicated feed additive indicated to reduce ammonia gas emissions from cattle, the company submitted combination clearance requests to the FDA for Experior (and other Elanco feed additives) with MGA (melengestrol acetate). Upon approval the combination clearance would open up an additional addressable market with feedlot heifers, which currently comprise nearly 40% of feedlot cattle in the U.S. This clearance, along with continued adoption in the U.S. and Canada gives the company increased confidence that the product will approach blockbuster status (greater than $100 million of annual sales) in 2024.
•Received FDA approval for Pradalex, a prescription-only single-injection antimicrobial for the treatment of certain respiratory diseases in cattle and swine. This is the first new molecule and injectable antibiotic treatment to be approved in more than a decade. This product underscores Elanco’s commitment to farm animal innovation and further differentiates our strong livestock portfolio in the U.S.

Financial Results
In April 2023, the company completed the successful integration of the legacy Bayer Animal Health business into Elanco’s ERP system and shared service center network. As a result of the integration, the company communicated commercial shipping blackout periods impacting April 2023 (the “ERP Blackout”). As reported last year, the company believes the first quarter of 2023 benefited from approximately $90 to $110 million of customer purchases of legacy Bayer Animal Health products that were shifted from the second quarter of 2023. This estimated shift meaningfully impacted the reported growth rates for the first quarter of 2024.

First Quarter Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	CC Change[1] (%)

Pet Health	$639	$675	(5)%	(5)%
Farm Animal	$556	$573	(3)%	(3)%
Cattle	$244	$248	(2)%	(2)%
Poultry	$197	$183	8%	8%
Swine	$84	$102	(18)%	(17)%
Aqua	$31	$40	(23)%	(20)%
Contract Manufacturing	$10	$9	11%	12%
Total Revenue	$1,205	$1,257	(4)%	(4)%
Reported Net Income	$32	$103	(69)%
Adjusted EBITDA	$294	$379	(22)%
Reported EPS	$0.06	$0.21	(71)%
Adjusted EPS	$0.34	$0.45	(24)%
1 CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.

Numbers may not add due to rounding.

The following table summarizes the estimated impact on year over year growth rates from the ERP Blackout on revenue:

First Quarter Results (dollars in millions)	2024	CC Change[1] (%)	Estimated ERP Blackout Impact to Q1 2024 Growth (%)	Estimated ERP Blackout Impact to Q1 2023 ($)

Pet Health	$639	(5)%	(10)% to (13)%	$65 to $80
Farm Animal	$556	(3)%	(4)% to (5)%	$25 to $30
Contract Manufacturing	$10	12%	0%	$—
Total Revenue	$1,205	(4)%	(7)% to (9)%	$90 to $110
1 CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding.

In the first quarter of 2024, revenue was $1,205 million, a decrease of 4% on a reported and constant currency basis compared to the first quarter of 2023. The ERP Blackout negatively impacted growth by an estimated 7% to 9%.

Pet Health revenue was $639 million, a 5% decrease on both a reported and constant currency basis, with a 3% increase from price, compared to the first quarter of 2023. Excluding the estimated 10 to 13 percentage point headwind from the ERP Blackout, year over year growth in the first quarter was primarily driven by improved supply of certain vaccines, sales of new products, led by AdTab, improved demand for retail parasiticide products in certain European markets, including Spain, the impact of initial stocking of certain legacy Bayer Animal Health products into the U.S. distribution channel and increased pricing, partially offset by the slow start to the U.S. OTC parasiticide season and continued competitive pressure on certain products in the U.S. veterinary channel.

The Advantage® Family of products, inclusive of AdTab, contributed $128 million, a decrease of 19% excluding the impact from foreign exchange rates, with an estimated 16 percentage point headwind from the ERP Blackout. Seresto® revenue was $160 million, a decrease of 11% excluding the impact from foreign exchange rates, with an estimated 23 percentage point headwind from the ERP Blackout.

Farm Animal revenue was $556 million, a 3% decrease on both a reported basis and constant currency basis compared to the first quarter of 2023. Excluding the estimated 4 to 5 percentage point headwind from the ERP Blackout, the year over year growth in the first quarter was primarily driven by strength in poultry sales globally and sales of new products, led by Experior, partially offset by market weakness impacting the swine business in China.

Gross profit was $690 million, or 57.3% of revenue on both a reported and adjusted basis in the first quarter of 2024. Gross profit as a percent of revenue decreased 340 and 350 basis points on a reported and adjusted basis, respectively, primarily driven by the ERP Blackout, planned reduced throughput at certain manufacturing sites to reduce balance sheet inventory and improve cash conversion, and inflation, partially offset by increased pricing. The company estimates gross profit as a percent of revenue growth was negatively impacted by 130 to 200 basis points from the ERP Blackout.

Total operating expenses were $424 million for the first quarter of 2024. Marketing, selling and administrative expenses increased 3% to $337 million, primarily driven by higher marketing and promotional expenses supporting our global pet health business and employee related expenses, partially offset by savings associated with the completion of the ERP system implementation in the second quarter of 2023. Research and development expenses increased 7% to $87 million, primarily driven by higher employee related expenses and timing of project expenses.

Asset impairment, restructuring and other special charges were $46 million in the first quarter of 2024 compared to $40 million in the first quarter of 2023. Charges recorded in the first quarter of 2024 consist of $39 million of costs associated with the restructuring plan we announced in February 2024 and $7 million of acquisition integration and divestiture-related costs. Charges recorded in the first quarter of 2023 primarily related to costs associated with the implementation of new systems, programs and processes due to the integration of Bayer Animal Health.

Reported and adjusted net interest expense was $66 million in the first quarter of 2024, an increase of $2 million compared to the first quarter of 2023. The increase was driven by the impact of higher interest rates partially offset by lower debt.

Other expense was $9 million in the first quarter of 2024 on a reported basis, flat to last year. Adjusted other expense was $4 million in the first quarter of 2024, compared to $11 million in the first quarter of 2023. The decline was driven by lower currency transaction losses, notably in our Argentina subsidiary.

The reported effective tax rate was (182.2)% in the first quarter of 2024, compared to 4.4% in the first quarter of 2023. The reported effective tax rate in the first quarter of 2024 was impacted by the partial release of a valuation allowance attributable to the anticipated sale of our aqua business and the benefit of certain state tax credits. The adjusted effective tax rate decreased to 15.0% in the first quarter of 2024 compared to 21.9% in the first quarter of 2023, primarily driven by the benefit of certain refundable state income tax credits.

The following table summarizes the estimated impact on year over year growth rates from the ERP Blackout on adjusted EBITDA and adjusted EPS:

First Quarter Results (dollars in millions, except per share amounts)	2024	Change (%)	Estimated ERP Blackout Impact to Q1 2024 Growth (%)	Estimated ERP Blackout Impact to Q1 2023 ($)

Adjusted EBITDA	$294	(22)%	(17)% to (24)%	$70 to $90
Adjusted EPS	$0.34	(24)%	(22)% to (30)%	$0.11 to $0.14

Net income for the first quarter of 2024 was $32 million and $0.06 per diluted share on a reported basis, compared with net income of $103 million and $0.21 per diluted share for the same period in 2023. On an adjusted basis, net income for the first quarter of 2024 was $167 million, or $0.34 per diluted share, a 24% decrease compared with the same period in 2023. Adjusted EBITDA was $294 million in the first quarter of 2024, a 22% decrease compared to the first quarter of 2023. Adjusted EBITDA as a percent of revenue was 24.4% compared with 30.2% for the first quarter of 2023, a decrease of 580 basis points.

Working Capital and Balance Sheet
Cash provided by operations was $2 million in the first quarter of 2024 compared to cash used for operations of $145 million in the first quarter of 2023. The $147 million increase in cash from operations year over year reflects improved working capital, primarily related to inventory.

As of March 31, 2024, Elanco’s net leverage ratio was 6.1x adjusted EBITDA, compared to 5.6x as of December 31, 2023. The trailing twelve month (TTM) EBITDA was negatively impacted by the ERP Blackout timing from 2023, which drove an estimated 0.4x to 0.6x increase in the net leverage ratio as of March 31, 2024.

Select Business Highlights Since the Last Earnings Call
•The restructuring announced on February 26, 2024 is progressing as expected, with 40% of the positions exited as of the end of April. The company continues to expect savings between $20 to $25 million, primarily in the second half of 2024.
•The transaction to divest the company’s aqua business as announced on February 5, 2024 is progressing as planned, with a closing expected around mid-year. The company continues to expect after tax proceeds of $1.05 billion to $1.1 billion.

Financial Guidance
Elanco is updating financial guidance for the full year 2024, summarized in the following table. Aligned with the company's February guidance, the impact of the anticipated aqua divestiture and contribution from late-stage innovation products are not included in the May guidance.

2024 Full Year (dollars in millions, except per share amounts)	February Guidance			May Guidance

Revenue	$4,450	to	$4,540	$4,460	to	$4,515
Reported Net Loss	$(62)	to	$(17)	$(45)	to	$(3)
Adjusted EBITDA	$960	to	$1,010	$960	to	$1,000
Reported Loss per Share	$(0.12)	to	$(0.03)	$(0.09)	to	$(0.01)
Adjusted Earnings per Share	$0.87	to	$0.95	$0.88	to	$0.96
The company is updating 2024 financial guidance to reflect expectations for improved operational performance and additional unfavorable impact of foreign exchange rates compared to the February guidance. The company now anticipates revenue between $4,460 and $4,515 million, with an additional headwind of approximately $30 million from the unfavorable impact of foreign exchange rates compared to the February guidance, reflecting a $35 million headwind compared to the prior year. The updated guidance reflects expected constant currency revenue growth of 2% to 3%, up from 1% to 3% in February, with improved expectations in the U.S. farm animal and international pet health businesses, offset by expectations for reduced sales of Kexxtone, a European cattle product. Elanco has paused sales of Kexxtone while the manufacturing process is under review by the EU Committee for Veterinary Medicinal Products (CVMP), resulting in an expected reduction of approximately $20 million in revenue and approximately $18 million in adjusted EBITDA, compared to the February guidance.

The company now anticipates adjusted EBITDA of $960 million to $1 billion, reflecting expectations for improved operational performance and partially offset by an additional $15 million unfavorable impact of foreign exchange rates compared to the February guidance.

The company now anticipates adjusted EPS of $0.88 to $0.96, reflecting expectations for improved operational performance, lower interest expense and a lower tax rate, partially offset by an additional $0.03 unfavorable impact from foreign exchange rates compared to the February guidance.

"Strength in our U.S. farm animal and International pet health business drove our revenue overperformance in the first quarter, led by innovation products. We are updating our financial guidance to reflect our increased expectations for business performance and the impact of Kexxtone, as well as the increased strength of the U.S. dollar since February,” said Todd Young, Executive Vice President and CFO of Elanco Animal Health. “We remain confident in our expectation for debt paydown of $280 to $320 million in 2024. This, paired with the anticipated proceeds from the sale of the aqua business, is expected to reduce leverage to the mid-4x range by the end of the year."

The company continues to expect the aqua divestiture to close around mid-year 2024. In 2023, the aqua business contributed $175 million in revenue, approximately $92 million in adjusted EBITDA, and approximately $0.14 in adjusted EPS, excluding the allocation of corporate costs. The expected debt payment with proceeds from the sale of the aqua business is expected to result in reduced interest expense of approximately $65 million, or $0.11 of EPS, annually. The company expects to update guidance to reflect the transaction on its quarterly cadence once the transaction has closed.

Additionally, the company is providing guidance for the second quarter of 2024, as summarized in the following table:

2024 Second Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,145	to	$1,170
Reported Net Income	$0	to	$20
Adjusted EBITDA	$240	to	$260
Reported Earnings per Share	$0.00	to	$0.04
Adjusted Earnings per Share	$0.23	to	$0.26
As previously reported in 2023, as a result of the ERP system go-live in April 2023, the company experienced sales order processing blackout periods on legacy Bayer products in the second quarter of 2023. As a result, the company reported a shift of approximately $90 to $110 million of revenue, $70 million to $90 million of adjusted EBITDA and $0.11 to $0.14 of adjusted EPS into the first quarter of 2023 that would otherwise have been expected in the second quarter of 2023. This significant shift in timing in 2023 impacts the growth rates implied from the company's guidance for the second quarter of 2024.

For the second quarter of 2024, the company anticipates revenue between $1,145 and $1,170 million, with a headwind of approximately $20 million from the unfavorable impact of foreign exchange rates compared to the prior year. Excluding the estimated impact from the ERP Blackout, the company expects constant currency revenue growth of 1% to 3%.

The financial guidance reflects foreign currency exchange rates as of the beginning of May. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.
WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2024 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.

ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2024 full year and second quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D) and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;

•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuation in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures (including the proposed divestiture of our aqua business) and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence (AI) in our business;
•our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility, changes in our credit ratings that lead to higher borrowing expenses and may restrict access to credit and changes in interest rates that may adversely affect our earnings and cash flows;
•changes in interest rates;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to our presence in foreign markets;
•risks related to currency rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plans not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to certain governance provisions in our constituent documents;
•risks related to tax expense or exposure;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to the modification of foreign trade policy;
•the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information; and
•risks related to environmental, health and safety laws and regulations.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$1,205	$1,257
Costs, expenses, and other:
Cost of sales	515	494
Research and development	87	81
Marketing, selling, and administrative	337	327
Amortization of intangible assets	133	134
Asset impairment, restructuring and other special charges	46	40
Interest expense, net of capitalized interest	66	64
Other expense, net	9	9
Income before income taxes	$12	$108
Income tax (benefit) expense	(20)	5
Net income	$32	$103
Earnings per share:
Basic	$0.06	$0.21
Diluted	$0.06	$0.21
Weighted average shares outstanding:
Basic	493.2	491.1
Diluted	496.0	492.8

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gain on sale of assets and related costs, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gain on sale of assets and related costs, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended March 31, 2024 and 2023.
We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended March 31, 2024 and 2023 to Selected Non-GAAP Adjusted information:

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1)	$515	$—	$515	$494	$1	$493
Amortization of intangible assets	133	133	—	134	134	—
Asset impairment, restructuring and other special charges (2)	46	46	—	40	40	—
Other expense, net (3)	9	5	4	9	(2)	11
Income before taxes	12	184	196	108	173	281
Income tax expense (benefit) (4)	(20)	(49)	29	5	(56)	61
Net income	$32	$135	$167	$103	$117	$220

Earnings per share:
basic	$0.06	$0.28	$0.34	$0.21	$0.24	$0.45
diluted	$0.06	$0.28	$0.34	$0.21	$0.24	$0.45
Adjusted weighted average shares outstanding:
basic	493.2	493.2	493.2	491.1	491.1	491.1
diluted	496.0	496.0	496.0	492.8	492.8	492.8
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)Adjustments to certain GAAP reported measures for the three months ended March 31, 2024 and 2023 include the following:
(1)Adjustments of $1 million for the three months ended March 31, 2023, related to amortization of an inventory fair value adjustment recorded from the acquisition of certain assets of NutriQuest.
(2)Adjustments of $46 million for the three months ended March 31, 2024, consisted of $39 million of costs associated with the restructuring plan we announced in February 2024 and $7 million of acquisition integration and divestiture-related costs. Adjustments of $40 million for the three months ended March 31, 2023, primarily related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health.
(3)Adjustments of $5 million for the three months ended March 31, 2024, related to the impact of hyperinflationary accounting in Turkey and an increase in our accrual related to a possible resolution or settlement relating to our previously disclosed matter with the SEC. Adjustments of $2 million for the three months ended March 31, 2023, related to the impact of hyperinflationary accounting related to Turkey and a gain recognized on our 2022 investment in BiomEdit.
(4)Adjustments of $49 million for the three months ended March 31, 2024 primarily represent the income tax expense associated with the adjusted items discussed above and $14 million related to the partial release of a valuation allowance attributable to the anticipated sale of our aqua business. Adjustments of $56 million for the three months ended March 31, 2023, represent the income tax expense associated with the adjusted items discussed above, partially offset by a $4 million increase in the valuation allowance recorded against our deferred tax assets during the period.

	Three Months Ended March 31,
	2024	2023
As reported diluted EPS	$0.06	$0.21
Amortization of intangible assets	0.27	0.27
Asset impairment, restructuring and other special charges	0.10	0.08
Other expense, net	0.01	0.00
Subtotal	0.38	0.35
Tax impact of adjustments	(0.10)	(0.11)
Total adjustments to diluted EPS	$0.28	$0.24

Adjusted diluted EPS (1)	$0.34	$0.45
Numbers may not add due to rounding.
(1) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three months ended March 31, 2024 and 2023 to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended March 31,
	2024	2023
Reported net income	$32	$103
Net interest expense	66	64
Income tax expense (benefit)	(20)	5
Depreciation and amortization	165	173
EBITDA	$243	$344
Non-GAAP adjustments:
Cost of sales	$—	$1
Asset impairment, restructuring and other special charges	46	40
Other expense (income), net	5	(2)
Accelerated depreciation and amortization (1)	—	(5)
Adjusted EBITDA	$294	$379
Adjusted EBITDA margin	24.4%	30.2%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated during the three months ended March 31, 2023. These assets became fully depreciated and amortized during the second quarter of 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.
The following is a reconciliation of gross debt to net debt as of March 31, 2024:

Long-term debt	$5,727
Current portion of long-term debt	38
Less: Unamortized debt issuance costs	(46)
Total gross debt	5,811
Less: Cash and cash equivalents	345
Net Debt	$5,466

Elanco Animal Health Incorporated
Guidance

Reconciliation of 2024 full year reported EPS guidance to 2024 adjusted EPS guidance is as follows:

	Full Year 2024 Guidance
Reported loss per share	$(0.09)	to	$(0.01)
Amortization of intangible assets	Approx. $1.07
Asset impairment, restructuring and other special charges(1)	$0.14	to	$0.12
Other expense, net	Approx. $0.01
Subtotal	$1.23	to	$1.21
Tax impact of adjustments	$(0.26)	to	$(0.24)
Total adjustments to EPS	Approx. $0.97
Adjusted earnings per share(2)	$0.88	to	$0.96
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to the restructuring plan announced in February 2024 and acquisition integration and divestiture-related costs.
(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2024 full year reported net loss to 2024 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2024 Guidance
Reported net loss	$(45)	to	$(3)
Net interest expense	Approx. $275
Income tax benefit	$(13)	to	$(1)
Depreciation and amortization	Approx. $670
EBITDA	$883	to	$934
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $70
Other income, net	Approx. $5
Adjusted EBITDA	$960	to	$1,000
Adjusted EBITDA margin	21.5%	to	22.1%

Reconciliation of 2024 second quarter reported EPS guidance to 2024 second quarter adjusted EPS guidance is as follows:

	Second Quarter 2024 Guidance
Reported earnings per share	$0.00	to	$0.04
Amortization of intangible assets	Approx. $0.27
Asset impairment, restructuring and other special charges (1)	$0.03	to	$0.02
Subtotal	$0.30	to	$0.27
Tax impact of adjustments	Approx. $(0.07)
Total adjustments to EPS	$0.23	to	$0.22
Adjusted earnings per share (2)	$0.23	to	$0.26
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to the restructuring plan announced in February 2024 and acquisition integration and divestiture-related costs.
(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2024 second quarter reported net loss to Reconciliation of 2024 second quarter adjusted EBITDA guidance is as follows:

$ millions	Second Quarter 2024 Guidance
Reported net income	$0	to	$20
Net interest expense	Approx. $70
Income tax provision	$(9)	to	$(4)
Depreciation and amortization	Approx. $170
EBITDA	$223	to	$248
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $10
Adjusted EBITDA	$240	to	$260
Adjusted EBITDA margin	21.0%	to	22.2%